Exhibit 28(j)
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Securian Funds Trust:
We consent to the use of our report dated February 18, 2021, incorporated herein by reference, on the financial statements and financial highlights of SFT Balanced Stabilization Fund (formerly SFT Dynamic Managed Volatility Fund), SFT Core Bond Fund, SFT Equity Stabilization Fund (formerly SFT Managed Volatility Equity Fund), SFT Government Money Market Fund, SFT Index 400 Mid-Cap Fund, SFT Index 500 Fund, SFT International Bond Fund, SFT IvySM Growth Fund, SFT IvySM Small Cap Growth Fund, SFT Real Estate Securities Fund, SFT T. Rowe Price Value Fund, and SFT Wellington Core Equity Fund, each a series of Securian Funds Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FINANCIAL STATEMENTS” in the Statement of Additional Information.
/s/ KPMG LLP
Minneapolis, Minnesota
April 26, 2021